  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-218297 on Form F-3 of our auditors’ report dated February 22, 2019, relating to the consolidated financial statements of Intellipharmaceutics International Inc. and its subsidiaries (the “Company”) for the years ended November 30, 2018, 2017, and 2016 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Report on Form 6-K dated February 22, 2019.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
February 22, 2019
Toronto, Canada